                                                                    EXHIBIT 4.33

                                   9 May 2007

     (1)  RANDGOLD RESOURCES (SOMILO) LIMITED, as Pledgor

     (2)  N M ROTHSCHILD & SONS LIMITED, as Agent of the Lenders

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                       REGISTERED SHARE PLEDGE AGREEMENT

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                          [MAYER BROWN ROWE & MAW LOGO]
                                      PARIS

                                TABLE OF CONTENTS

Article                                                                     Page
                                                                            ----

ANNEX 1: LIST OF THE LENDERS

ANNEX 2: FORM OF NOTIFICATION OF THE SHARE PLEDGE

ANNEX 3: FORM OF APPROVAL OF THE SHARE PLEDGE

                                        1

THIS REGISTERED SHARE PLEDGE AGREEMENT IS ENTERED INTO on [**] between the following parties:

(1)  RANDGOLD RESOURCES (SOMILO) LIMITED, a company incorporated under the laws of Jersey, which registered office is located La Motte Chambers, La Motte
     Street, Saint Helier, Jersey, JE1 1BJ, Channel Islands, represented by Mr
     Mahamadou SAMAKE, duly empowered for the purposes hereof by a resolution of the board of directors dated April 30, 2007 (hereinafter referred to as the
     "PLEDGOR"),

(2)  THE BANKS AND FINANCIAL INSTITUTIONS listed in Schedule 1 (together with their successors the "Lenders"), each being represented by N M ROTHSCHILD &
     SONS LIMITED, a credit institution incorporated under English law, which registered office is New Court, St Swithin's lane, Londres EC4P 4DU, the latter being represented by Mr Salif Karamoko TALL, duly empowered for the purposes hereof, acting as agent of the Lenders (hereinafter referred to as the "AGENT").

RECITALS:

(A)  Terms in capital letters and not expressly defined in the Recitals shall have the meaning ascribed to such terms in Article 1 below.

(B)  Under an agreement dated December 27, 1978, the Malian State and the Bureau de Recherches Geologiques et Minieres (hereinafter referred to as "BRGM")
     jointly created a mining research syndicate (the "SYNDICATE") for the recognition of gold, copper, tin and diamonds in the Kenieba and Kangaba authorized research area.

(C)  Further to the works carried out by the Syndicate, the Malian State and the partners of the Syndicate entered into an establishment agreement dated
     March 21, 1983 (the "1983 AGREEMENT").

(D)  The Company was created on October 20, 1988 by SEREM (a wholly owned subsidiary of BRGM) and the Malian State pursuant to the 1983 Agreement in order to operate the Loulo deposit (hereinafter the "PROJECT"), being specified that the Company is holder of the Operating Permit to carry out its activities.

(E)  The 1983 Agreement was amended by (i) an agreement dated April 2, 1993 for the benefit of the Company including the improvement and operating activities of the Loulo deposit and (ii) by an amendment dated November 17,
     2004, entered into between the State of Mali, Randgold Resources Limited and the Company, in order to facilitate the implementation of the 1983
     Agreement for the operation of the Loulo deposit (the "CONVENTION").

(F)  A loan agreement dated September 6, 2004 was entered into between, inter alia, the Company as borrower, Randgold Resources Limited and the Pledgor as guarantors and certain banks and financial institutions, including N M
     Rothschild & Sons Limited (the "INITIAL LOAN AGREEMENT") in order to finance the Project, and all the shares of the

                                        2

     Pledgor have been pledged (the "INITIAL PLEDGE") to secure the Initial Loan
     Agreement in accordance with the registered share pledge agreement dated
     December 15, 2004 (the "INITIAL SHARE PLEDGE AGREEMENT").

(G)  Under a Revolving Credit and Term Loan Facilities Agreement dated on or about the date of this agreement, entered into between the Lenders and the
     Mandated Lead Arrangers on the one hand and Randgold Resources (Somilo)
     Limited as Borrower and Randgold Resources Limited as Guarantor on the
     other hand (as amended and restated from time, hereinafter referred to as the "LOAN AGREEMENT"), the Lenders provided to Randgold Resources (Somilo)
     Limited a facility for a maximum amount of U.S.$ 60.000.000 in order to refinance, inter alia, the Initial Loan Agreement facilities. Under Article
     5 (conditions precedent to making loans) of the Loan Agreement, the creation of the Pledge is a condition precedent to the facilities listed therein.

(H)  On the date hereof, the Pledgor owns 170,634 class C shares of the Company and wishes to pledge the Pledged Shares for the benefit of the Lenders to secure the Secured Obligations.

(I)  Given the provisions of the Protocole, the Parties agreed to enter into this Agreement.

IT IS AGREED WHAT FOLLOWS:

1.   DEFINITIONS

"AGREEMENT"             means this registered share pledge agreement relating to
                        the Pledged Shares.

"ANNEX"                 means an annex to this Agreement.

"ARTICLE"               means an article of this Agreement.

"A.U.S."                means the Acte Uniforme de l'OHADA portant organisation
                        des suretes dated april 17, 1997 (as amended and
                        restated from time to time).

"A.U.S.C."              means the Acte Uniforme de l'OHADA relatif au droit des
                        societes commerciales et du groupement d'interet
                        economique dated April 17, 1997 (as amended and restated
                        from time to time).

                                          3

"COMPANY"               means Societe des Mines de Loulo SA, a Societe anonyme
                        with a share capital of FCFA 2.133.000.000, having its
                        registered office at Faladie, 6448 Avenue de l'OUA and
                        registered under the companies register of Bamako under
                        number Ma.Bko.2006.B.4716 du 15/09/06

"FCFA"                  means the legal currency in force in Mali.

"FINANCE DOCUMENT"      has the meaning ascribed to the term "Finance Document"
                        in the Loan Agreement.

"MINING CODE"           means the ordonnance n(DEG). 91-065/P-CTSP dated
                        September 19, 1991 bearing the Mali mining Code (as
                        amended and restated from time to time).

"OBLIGORS"              has the meaning ascribed to the term "Obligors" in the
                        Loan Agreement.

"OHADA"                 means the Organisation pour l'Harmonisation en Afrique
                        du Droit des Affaires created by the Port-Louis Treaty
                        dated October 17, 1993.

"OPERATING PERMIT"      means the operating gold permit granted by the Mali
                        State to the Ministry of Industrial Development and
                        Tourism and to the BRGM by the Decret n(DEG). 338/PRGM
                        dated December 8, 1987, and further assigned to the
                        Company by the Decret n(DEG). 96-048/PM-RM of February
                        14, 1996 (as amended by the Decret n(DEG). 99-193/PM-RM
                        of July 15 1999 and Decret n(DEG). 99-323/PM-RM of
                        October 7, 1999).

"PLEDGE"                means the registered share pledge relating to the
                        Pledged Shares and governed by this Agreement.

"PLEDGED SHARES"        means the 170,634 class C shares of the Company, held by
                        the Pledgor, with number 42,667 to 213,300 subject to
                        the Pledge, including any share held by the Pledgor or
                        any amount falling under the scope of the Pledge
                        following the date of this Agreement.

"PROTOCOLE"             means the memorandum of understanding dated 30 November
                        2004 (as amended from time to time) entered into between
                        the government of the Mali Republic and the Agent,
                        whereby (i) the Malian Republic certifies to the Agent
                        that the creation and the enforcement of the security
                        interests are valid, (ii) authorizes the creation of

                                          4

                        security interests on the shares of the Company and
                        (iii) waives any preemption right under the Convention.

"RECITALS"              means the recitals of this Agreement.

"R.C.C.M."              means the registered deemed to be the "Registre du
                        Commerce et du Credit Mobilier" within the meaning of
                        article 67 of the A.U.S.

"SECURED OBLIGATIONS"   means all or part of the sums due or which will be due
                        from time to time by any Obligor pursuant to any Finance
                        Document, and all costs, ancillary rights and interest
                        (including, but not limited to all costs, expenses,
                        fees, legal fees or penalties).

The Recitals and each Annex to this Agreement are incorporated into this
Agreement and have the same binding effect as the other provisions of this
Agreement.

2.   PLEDGE

By this Agreement, the Pledgor pledges for the benefit of the Lenders, which accept it, the Pledged Shares to secure the Secured Obligations in accordance with the A.U.S. and A.U.S.C, i.e the 170,634 class C shares of the Company, with number 42,667 to 213,300.

3.   APPROVAL OF THE PLEDGE BY THE COMPANY

     (a)  The Pledgor declares that it has notified to the Company previously to this Agreement the contemplated Pledge over the Company's shares for the benefit of the Lenders, in accordance with article 773 of the
          A.U.S.C. in the terms set out in Annex 1.

     (b)  The Pledgor declares that the shareholders of the Company have approved the contemplated Pledge during the session held on April 25,
          2007, in the terms set out in Annex 2.

     (c)  The Pledgor declares that the Company has informed the Pledgor of the
          Company's consent to the Pledge in accordance with article 773 of the
          A.U.S.C., in the terms set out in Annex 3.

4.   FORMALITIES IN RELATION TO THE CONSTITUTION OF THE PLEDGE

(a)  The Parties declare that the Initial Pledge was released on the date hereof.

                                       5

     (b)  Pursuant to article 65 of the A.U.S., this Agreement shall be registered as provided in Article 11 of this Agreement.

     (c)  The shares of the Company being registered shares, the Pledge shall be created or and enforceable against third parties in accordance with the provisions of article 747 and 764 of the A.U.S.C., by registration of the Pledge in the transfer register of the Company.

     (d)  The Pledgor shall remit to the Agent as soon as possible (i) the bordereaux forms of share transfer signed and left blank by the
          Pledgor as security in favor of the Agent and (ii) the share certificates relating to the Pledged Shares.

     (e)  In order to perfect the Pledge, this Pledge shall be registered with the R.C.C.M in accordance with article 67 of the A.U.S. by the Pledgor on the date hereof.

     (f)  Finally, the Plegor shall notify the Pledge to the Company by bailiff
          (signification) as soon as the Pledge has been registered in accordance with article 67.2 of the A.U.S. and at his own expenses, and shall procure that the Company provides to the Agent the deliverance of a Pledge registration certificate on the transfer register of the Company.

5.   SCOPE OF THE PLEDGE

     (a)  All the Pledged Shares, including those replacing or supplementing such shares, by any means whatsoever (including by way of exchange, regrouping, division; attribution or cash subscription) fall automatically within the scope of the Pledge. For this purpose, the
          Pledgor hereby grants an irrevocable mandate to the account keeper of the Company in order to proceed, as the case may be, to the necessary requirements so as to include all new shares within the scope of the
          Pledge.

     (b)  The proceeds relating to the Pledged Shares shall also be pledged in favor of the Lenders under this Agreement.

     (c)  The Lenders authorize the full use by the Pledgor of the dividends relating to the Pledged Shares, being specified that such
          authorization shall be withdrawn as from the occurrence of an event of default listed in article 10 (Event of Default) of the Loan Agreement, so that any dividends to be due (or dividends due and not yet received by the Pledgor) shall be paid directly by the Company (or, as the case may be, by the Pledgor) to the Lenders or the Agent for application towards the Secured Obligations.

     (d)  Should the Company decide to reduce its share capital and such reduction would not be caused by losses of the Company, the Pledgor shall refrain from offering the Pledged Shares to the Company for repurchase.

     (e)  Should the Company decide to reduce its share capital due to losses, the Pledgor undertakes to inform the Lenders of the contemplated share capital reduction prior

                                        6

          to the shareholder's resolutions deciding such reduction, and any new shares subscribed by the Pledgor further to such share capital reduction shall fall within the scope of this Pledge.

6.   SECURED OBLIGATIONS - REGISTRATION

     (a)  For the purpose of registering this Pledge, the Parties assess the
          Secured Obligations for a maximum global amount of:

          (i)  USD 60,000,000 in principal (i.e a counter-value of FCFA
               29,010,000,000) on the date hereof); and

          (ii) USD 15,300,000 in interest and other sums (i.e a counter-value of
               FCFA 7,397,550,000 on the date hereof),

          being specified that such sums shall be added to the sums which could be due under hedging agreements entered into by the group to which the
          Pledgor belongs for an estimated amount of USD 90,000,000 (i.e. a counter-value of FCFA 43,515,000,000);

          i.e. A GLOBAL AMOUNT OF USD 165,300,000 (CORRESPONDING TO A
          COUNTER-VALUE OF FCFA 79,922,550,000 ON THE DATE HEREOF).

     (b)  The Pledgor shall fulfill as soon as possible and at his own expenses all necessary requirements for the validity and perfection of this
          Pledge, including the registration of the Pledge with the R.C.C.M
          (within ten (10) business days from the date of this Agreement).

     (c)  In case of failure of the Pledgor to fulfill this obligation in the time limit specified in the paragraph above, any holder of an original copy of this Agreement shall be entitled to carry out all formalities required for the validity and enforceability of this Pledge, at the
          Pledgor's sole expenses.

     (d)  Renewal of the registration with the R.C.C.M shall be made by the
          Pledgor every (5) years from the date of initial registration, and from the date of renewal of registration for further registrations.

     (e)  In case of failure by the Pledgor to carry out the registrations and renewals of the Pledge, the Lenders shall be entitled, at their own discretion, either to (i) carry out such registrations and renewals
          (or carry it out through the Agent, acting in the name and on behalf of the Lenders) either to (ii) decide to apply the provisions of article 10 (Events of Default) of the Loan Agreement.

                                        7

7.   ENFORCEMENT OF THE PLEDGE

     (a)  In case of failure of the Pledgor to pay the Secured Obligations on their respective due date or in case of occurrence of any of the events listed in article 10 (Events of Default) of the Loan Agreement, the Agent, acting in the name and on behalf of the Lenders, shall be entitled to enforce the Pledge in accordance with the provisions of article 56-1 of the A.U.S after an eight (8) days notice if the failure to pay or the default has not been remedied by the Pledgor.

     (b)  The Pledgor shall not be bound to exercise any action against third parties or enforce any security interest before enforcing this Pledge.

     (c)  As a general principle, the Agent, acting in the name and on behalf of the Lenders, shall exercise all rights, actions and privilege available for the creditors of this Pledge. The Agent shall be entitled to sell the Pledged Shares, in order to pay any amount due under the Secured Obligations, by preference to other creditors.

8.   REPRESENTATIONS AND WARRANTIES OF THE PLEDGOR

The Pledgor makes the following representations and warranties:

     (a)  It has been validly incorporated and exists in compliance with its applicable laws;

     (b)  It has all powers and full capacity to execute this Agreement and has obtained all necessary authorizations for this purpose, including all corporate authorizations of its relevant corporate bodies;

     (c)  Its obligations under this Agreement, and if necessary under the Loan
          Agreement, are legal, valid and binding obligations, enforceable in accordance with their respective terms;

     (d)  No consent or authorization of any kind whatsoever is necessary for the execution or enforcement of this Pledge (other than those mentioned in this Agreement);

     (e)  The contemplated Pledge has been duly authorised by the Company and its shareholders in accordance with Article 3 of this Agreement;

     (f)  It has obtained the release of the Initial Pledge;

     (g)  It has full ownership over the Pledged Shares and all the Pledged
          Shares have been fully paid up;

     (h)  On the date hereof, the Pledged Shares are free from any registration, right, privilege, lien or other security interest and in particular, as the case may be, from the general mortgage of the competent tax administrations, so that the registration to be made pursuant to this
          Agreement shall bear a first priority and will not be challenged and the Pledged Shares have not been seized and are not under escrow;

                                        8

     (i)  The execution and performance of this Agreement do not violate or breach any legislative, regulatory or conventional (including any treaty) provisions applicable to the Pledgor or the Company, nor violate decisions or judgments of any court, arbitration entity, administrative authority or governmental entity;

     (j)  It complies with the terms and conditions of any agreement or other document to which it is a party;

     (k)  It is not in a situation of suspension of payments (cessation de paiements) and is not subject to any insolvency proceedings (or any similar proceedings aiming at the settlement of distressed companies)
          in any State where it operates its activities;

     (l)  It complies with all applicable regulations (or regulations applicable to the shareholders of the Company) and all authorizations have been obtained for the performance of its activities, the ownership of its assets, and the execution of its obligations resulting from the
          Convention;

     (m)  On the date hereof, no litigation, legal action or pending proceedings have been brought against it, and to his knowledge there is no risk of litigation, legal action, action or proceedings:

          (i)  which would relate directly to any provision of this Agreement;
               or

          (ii) which could affect its capacity to fulfill its obligations under this Agreement.

9.   UNDERTAKINGS OF THE PLEDGOR

On the date hereof and during the term of this Agreement, the Pledgor expressly and irrevocably undertakes to:

     (a)  Abstain from selling, assigning (in consideration of a payment or not)
          or otherwise transferring (including by way or contribution, exchange or merger) or consenting to any right, security interest or privilege of any nature whatsoever over the Pledged Shares or on the proceeds relating thereto and from pledging the Pledged Shares to any third party without the written prior consent of the Agent;

     (b)  Hold at any time at least 80 % of the share capital and voting rights of the Company (to the exception of the shares owned by directors of the Company and notwithstanding the legal provisions related to the minimum number of directors) and to this end make any acquisition, subscribe or subscribe on its behalf to any share capital increase and to any new share issued by the Company;

                                        9

     (c)  Pledge in favor of the Lenders any shares held by the Pledgor which would not fall automatically (pursuant to this Agreement or pursuant to any law or regulation) within the scope of this Pledge;

     (d)  Pledge any share or transferable security which would replace or supplement the Pledged Shares;

     (e)  Maintain in favor of the Lenders a first priority over the Pledged
          Shares during the term of this Agreement;

     (f)  Refrain from any act which would reduce the value of the Pledged
          Shares during the term of this Agreement;

     (g)  Comply with all applicable obligations and exercise all rights that it holds as shareholder of the Company so as to preserve the rights of the Lenders and/or widen the scope of the Pledge;

     (h)  Obtain any authorization, sign and provide all necessary documents for the protection of the validity and enforceability of the Pledge
          (including any formalities with the R.C.C.M for the renewal of the registration of the pledge);

     (i)  Inform the Lenders of any fact they would have knowledge of which could have negative consequences on the activities of the Company or the Pledged Shares;

     (j)  Inform the Lenders of any third party's action and claim relating to the Pledged Shares and perform diligently, as the case may be, all appropriate measures as a defense;

     (k)  Procure that all information provided by the Pledgor to the Lenders or to any third parties pursuant to this Agreement are or will be to the best of its knowledge complete and accurate in all respects on the date on which it is provided;

     (l)  Upon occurrence of an event of default in accordance with article 10
          (Event of Default) of the Loan Agreement, exercise in accordance with the instructions of the Agent the voting rights relating to the
          Pledged Shares and the rights to participate in the management of the company;

     (m)  Provide if necessary all assistance to the Agent and/or the Lenders for the enforcement of the pledge, by providing, inter alia, any document which would be necessary for the sale or the judicial attribution of the Pledged Shares and to the exercise by the Lenders of all their rights under this Agreement and/or the law.

10.  NOTIFICATIONS

Any notification or claim relating to this Pledge shall be made in writing and sent by registered letter with acknowledgement of receipt or fax. Any notification shall be effective as from the date

                                       10

of first presentation of the letter with acknowledgement of receipt or as from the date of reception of the fax sent to the following addresses:

10.1 FOR THE AGENT (OR THE LENDERS)

     N M ROTHSCHILD & SONS LIMITED

     Attention:   Alan Park / Derek McCrone
     Fax:         +44 20 72 80 5139
     E-mail:      alan.park@rothschild.co.uk / derek.mccrone@rothschild.co.uk

10.2 FOR THE PLEDGOR

     RANDGOLD RESOURCES (SOMILO) LIMITED

     Attention:   Roger A Williams
     Fax:         +44 1534 735 444
     E-mail:      DHaddon@randgoldresources.com

     With copy to:

     Attention:   DJ Haddon
     Fax:         +27 1148 17256
     E-mail:      DHaddon@randgoldresources.com

11.  MISCELLANEOUS

11.1 COSTS AND EXPENSES

     All cost, expenses, fees and other sums incurred by the Agent and/or the
     Lenders for the negotiation, preparation, drafting and execution of this
     Agreement and those incurred for the preservation (including the registration and any renewal of the Pledge) or the exercise of the rights of the Lenders under this Agreement shall be borne by the Company.

11.2 REGISTRATION

     (a)  This Agreement shall be registered in accordance with article 65 of the A.U.S. The registration formalities shall be carried out by the
          Pledgor and at his own expenses.

     (b)  The Pledgor shall bear all stamp and registration duties and all taxes, penalties and costs in connection with this Pledge, including the renewal of the registration and the execution Pledge.

                                       11

11.3 ELECTION OF DOMICILE

     Pursuant to article 65 of A.U.S., the Agent elects domicile at the registered office of the Company, at Faladie, 6448 Avenue de l'OUA BP
     E1160, Bamako, Mali.

11.4 EFFECT OF THE PLEDGE

     (a)  This Pledge does not and will not affect in any way whatsoever the nature and the scope of any undertakings and warranties which have been or could be entered into or granted to the Lenders by the
          Pledgor, the Company or any third parties.

     (b)  All rights granted to the Agent as agent of the Lenders or as Lender under this Agreement, as well as all rights resulting from law, are cumulative and may be exercised at any time.

11.5 FAILURE TO EXERCISE RIGHTS OR REMEDIES

     No failure to exercise, nor any delay in exercising, on the part of the
     Agent, acting on behalf of the Lenders, or on behalf of each Lender, any right or remedy shall operate as a waiver nor shall any single or partial exercise of any right or remedy prevent any further exercise by the Agent or the Lenders of any right or remedy or the exercise of any other right and remedy.

11.6 PARTIAL INVALIDITY

     If, at any time, any provision (or part of a provision) of this Agreement becomes illegal, invalid or unenforceable, the legality, validity or enforceability of the remaining provision will not be affected or impaired.

11.7 IRREVOCABLE AGREEMENT

     Subject to the provisions of the A.U.S. and A.U.S.C., this Agreement is irrevocable and shall be effective notwithstanding, in particular:

     (a)  any novation or amendment of the Secured Obligations;

     (b)  any novation or amendment of the Finance Documents;

     (c)  any grace period;

     (d)  any amendment of the Company's by-laws; and

     (e)  any insolvency proceedings against the Company.

                                       12

11.8 ASSIGNMENT

     (a)  Any beneficiary of an assignment of all or part of the rights and obligations of the Lenders under the Loan Agreement which would be substituted in the rights and obligations of the Lenders further to the date of execution of this Agreement shall fully benefit of this
          Pledge subject only to the performance of the perfection formalities of the A.U.S., and the Pledgor acknowledges that the Pledge shall benefit to any successor or beneficiary being substituted, in whole or part, in the rights of the Lenders;

     (b)  As a result, any reference to the Lenders shall encompass any beneficiary or successor of any Lender, which the Pledgor acknowledges and hereby expressly accepts. So as to give effect to this provision, the Pledgor irrevocably undertakes, upon first demand of the Agent, to execute at his own expenses any document, agreement and any other deed and to perform any formalities that the Agent would consider necessary or appropriate for the implementation of the paragraph above.

11.9 APPLICABLE LAW - JURISDICTION

     (a)  This Agreement shall be governed for its validity, interpretation and execution, by the laws applicable in Mali and in particular the
          A.U.S.C. and the A.U.S.

     (b)  The Bamako courts shall have jurisdiction in connection with any actions relating to this Agreement or any matter relating thereto.

12.  REMITTANCE OF THIS AGREEMENT TO THE MALIAN STATE

     This Agreement may result in a change of control of the Company and therefore the Pledgor shall remit a copy of this Agreement to the Malian
     State in accordance with article 53 of the Malian Mining Code.

Dated May 9, 2007

RANDGOLD RESOURCES (SOMILO) LIMITED  )  Mahamadou Samake
By Mr Mahamadou Samake

N M ROTHSCHILD & SONS LIMITED        )  Salif Karamoko Tall
By Mr Salif Karamoko Tall

                                       13

                           ANNEX 1 LIST OF THE LENDERS

1. N M ROTHSCHILD & SONS LIMITED

2. FORTIS BANK S.A. / NV

3. BARCLAYS BANK PLC

4. SOCIETE GENERALE

                                       14

                ANNEX 2: FORM OF NOTIFICATION OF THE SHARE PLEDGE

To   Societe des Mines de Loulo S.A.

From Randgold Resources (SOMILO) Limited
Address

By Fax [o]

Sirs,

In accordance with the provisions of article 772 s. of the "Acte Uniforme de
l'OHADA relatif au droit des societes commerciales et du groupement d'interet economique" dated April 17, 1997, we hereby inform you that we contemplate to pledge the 170,634 shares of type class C numbered 42,667 to 213,300 in accordance with the terms and conditions of the share pledge agreement hereby enclosed.

Kind regards.

In the name of the company:
Randgold Resources (SOMILO) Limited

By: [o]

                                       15

              ANNEX 3: FORM OF APPROVAL FOR THE DRAFT SHARE PLEDGE

                     Societe des Mines de Loulo - SOMILO SA
                                 Societe anonyme
                     Having a share capital of 2.133.000.000
         Registered office at: Faladie, 6448 Avenue de l'OUA, BP E1160,
                                  Bamako, Mali.
                      RCCM Bamako nDEG. Ma.Bko.2006.B.4716

                  MINUTES OF THE SHAREHOLDERS MEETING HELD THE
                                   [o] AT [o]

DATE: [o]
TIME: [o]

The shareholders of Societe des Mines de Loulo SA, a societe anonyme having a share capital of 2.133.000.000 divided among 213,300 shares having a par value of 10.000 FCFA (with shares having the same priority and fully paid up), have received notice from the Chairman of the Shareholder's Meeting pursuant to a letter addressed to each shareholder.

The draft pledge of the 170,634 shares of class C type are attached to this letter.

Mr. [o] chairs the meeting.

Mr. [o] and [o] are appointed as secretaries.

THOSE PRESENT,

The company Randgold Resources (SOMILO) Limited, represented by Mr. [o]

The meeting is duly convened.

[o], acting as statutory auditor of the Company, duly empowered by letter delivered with receipt [is absent and excused] [is present].

THE AGENDA IS THE FOLLOWING:

     o    Approval of the draft pledge of 170,634 shares of class C type,

     o    Powers to carry out any legal formalities.

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The shareholders have at their disposition:

1.   Copies of the notice letters sent to shareholders and the statutory auditor, as well as delivery receipt to the latter.

2.   The presence sheet, including the list of shareholders and members of the
     Shareholder's Meeting.

3.   The report of the Board of Directors.

4.   The draft share pledge of 170,634 class C shares submitted to the Company.

5.   The draft resolutions submitted to the Shareholder's Meeting.

6.   A copy of the Company's by-laws.

The Chairman reads the Board of Director's report

The discussion is open,

No one taking the floor, the Chairman calls to deliberate on the following two issues:

1.   FIRST RESOLUTION

The President submits to the shareholders a draft of pledge agreement relating to the shares of the Company to be entered into between the Company and Randgold
Resources (SOMILO) Limited to secure a loan of a maximum amount of USD
60.000.000.

The Shareholder's Meeting approves the draft pledge of 170,634 shares of Class C type submitted by the company Randgold Resources (SOMILO) Limited to the Company by fax dated [o].

The President specifies that, in accordance with article 773 A.U.S., the consent to the contemplated pledge entails the approval of the secured creditors (that is the Lenders as defined in the Loan Agreement) in case of enforcement of such pledge.

This decision is passed unanimously.

2.   SECOND RESOLUTION

The Shareholder's Meeting delegates all powers to the bearer of this document and of a copy of the minutes to carry out any registration and any required legal formalities.

This decision is passed unanimously.

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The session is over at [o]

With respect to all of the foregoing, these minutes were prepared, and after review, were executed by the members upon review.

                                    PRESIDENT

SECRETARY                                                              SECRETARY

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